Exhibit 10.4

LETTER OF CREDIT PLEDGE FORM

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of June 27, 2011 between PACIFIC DRILLING (GIBRALTAR) LTD, a corporation organized and existing under the laws of Gibraltar (together with its successors and permitted assigns, the “Pledgor”), and CITIBANK, N.A. (together with its successors and assigns, the “Bank”).

PRELIMINARY STATEMENTS:

(1) The Pledgor has deposited the amount of $ 50,000,000.00 in a special non-interest bearing cash collateral account (the “Account”) with the Bank at its office at 399 Park Avenue, New York, New York 10022, Account No. 3084-2436, in the name of the Pledgor but under the sole control and dominion of the Bank and subject to the terms of this Agreement.

(2) The Bank has been requested to issue, and after the date hereof may be requested to issue (it being understood that any future issuances are at the sole discretion of the Bank), one or more of its irrevocable letters of credit listed on Schedule A attached hereto and made a part hereof, which Schedule A may be amended, supplemented or otherwise modified from time to time pursuant to the terms hereof (each such letter of credit, as amended or otherwise modified from time to time, a “Letter of Credit”) for the benefit of the beneficiaries listed on Schedule A, in the face amounts listed on Schedule A, and for the account of the Pledgor pursuant to one or more Applications and Agreements for Standby Letters of Credit listed on Schedule A (together with any related instruments and documents, as the same may be amended, supplemented or otherwise modified from time to time, the “Applications”).

(3) It is a condition precedent to the issuance of the Letters of Credit that the Pledgor shall have made the pledge contemplated by this Agreement. The Pledgor will derive substantial direct and indirect benefit from the transactions contemplated by the Letters of Credit.

NOW THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letters of Credit, the Pledgor hereby agrees as follows:

SECTION 1. Pledge. The Pledgor hereby pledges to the Bank, and grants to the Bank a security interest in and express right of setoff against, all of the right, title and interest of the Pledgor in, to and under the following property, whether now owned or existing or hereafter from time to time acquired or coming into existence (collectively, the “Collateral”):

(a) the Account, all funds held therein or credited thereto, all rights to renew or withdraw the same, and all certificates and instruments, if any, from time to time representing or evidencing the Account;

(b) any notes, deposit accounts, certificates of deposit or instruments evidencing the Account or any funds held in or credited to the Account or otherwise carried in the Account;

(c) any financial assets (as defined in Section 8-102(a)(9) of the Uniform Commercial Code in effect in the State of New York from time to time (the “Code”)) or investment property arising out of the investment of any funds held in or credited to the Account or otherwise carried in the Account and any security entitlement (as defined in Section 8-102(a)(17) of the Code) with respect to such financial assets or investment property;

(d) any interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

(e) all proceeds of any and all of the foregoing Collateral.

The Pledgor and the Bank agree that the Bank shall have sole control and dominion over the Collateral.

SECTION 2. Security for Obligations. This Agreement secures the payment of (a) all obligations of the Pledgor now or hereafter existing under and in connection with each Application, whether for reimbursement of amounts drawn under any Letter of Credit, interest, fees, expenses or otherwise, and (b) all obligations of the Pledgor now or hereafter existing under this Agreement (all such obligations of the Pledgor being collectively the “Obligations”).

SECTION 3. Delivery of Collateral. All certificates or instruments, if any, representing or evidencing the Collateral or any portion thereof shall be delivered to and held by or on behalf of the Bank pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Bank. The Bank shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or register in the name of the Bank or any of its nominees any or all of the Collateral. In addition, the Bank shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

SECTION 4. Maintaining the Account. So long as any Letter of Credit shall remain outstanding or any amount shall remain unpaid under an Application, the Pledgor will maintain the Account with the Bank; and it shall be a term and condition of the Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Account, that:

(a) the Bank will have sole control and dominion over the Account and any security entitlement relating to the Collateral;

(b) all financial assets (other than cash) credited to the Account will be registered in the name of the Bank, indorsed to the Bank or in blank or credited to a security account (as defined in Section 8-501 of the Code) maintained in the name of the Bank, and in no case will any such financial asset be registered in the Pledgor’s name, payable to its order or specially indorsed to the Pledgor unless further indorsed to the Bank or in blank;

(c) all interest on the Account, distributions in respect of any financial assets credited to the Account and all other proceeds of the Collateral will be deposited and held in the Account; and

(d) except as otherwise provided by the provisions of Section 6 and Section 13, no amount (including interest on the Account or distributions in respect of any financial assets credited to the Account or other proceeds of any Collateral) will be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other person or entity from the Account.

The Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect. The parties acknowledge and agree that the Account is a “deposit account” with respect to any cash credited to the Account and is a “securities account” with respect to any financial assets (other than cash) credited to the Account, and that the Bank is a “securities intermediary” (as defined in Section 8-102(14) of the Code) with respect to such securities account.

SECTION 5. Investing of Amounts in the Account. If requested by the Pledgor, the Bank may, subject to the provisions of Section 6 and Section 13, from time to time (a) invest amounts on deposit in the Account in sweep investments offered by the Bank or such deposit accounts, certificates of deposit, bankers’ acceptances, debt instruments, investment property or financial assets as the Pledgor may select and the Bank may approve in its discretion and (b) invest interest paid on the property referred to in clause (a) above, and reinvest other proceeds of any such property which may mature or be sold, in each case in sweep investments offered by the Bank or such deposit accounts, certificates of deposit, bankers’ acceptances, debt instruments, investment property or financial assets as the Pledgor may select and the Bank may approve. Interest and proceeds that are not invested or reinvested as provided above will be deposited and held in the Account. The Bank and the Pledgor agree that all property (other than cash) referred to in this Section 5 and carried in the Account shall be treated as financial assets under Article 8 of the Code.

SECTION 6. Release of Amounts. So long as no Event of Default (as defined in any Application, an “Event of Default”) or event which, with the giving of notice or the lapse of time, or both, would become an Event of Default shall have occurred and be continuing, the Bank will pay and release to the Pledgor or at its order, at the request of the Pledgor, accrued interest due and payable on the Account and income in respect of financial assets credited to the Account (other than income constituting a return of the principal thereof, whether upon sale, redemption or maturity).

SECTION 7. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) The Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement.

(b) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations.

(c) No consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by the Bank of its rights and remedies hereunder.

(d) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(e) The Pledgor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(f) The execution, delivery and performance by the Pledgor of this Agreement and the transactions contemplated hereby are within the Pledgor’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Pledgor’s charter or by-laws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) conflict with or result in the breach of, or constitute a default under, any material contract binding on or affecting the Pledgor or any of its properties. This Agreement has been duly executed and delivered by the Pledgor.

(g) This Agreement is the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

SECTION 8. Delivery of Opinions, Etc.; Further Assurances. (a) The Pledgor agrees to promptly provide the following to the Bank, each in form and substance satisfactory to the Bank: (i) a counterpart of this Agreement duly executed by the Pledgor and the Bank; and (ii) opinion(s) from counsel to the Pledgor as to such matters as the Bank may reasonably request.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Bank may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

SECTION 9. Transfers and Other Liens. The Pledgor agrees that it will not (a) sell, assign (by operation of law or otherwise), or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (b) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the security interest under this Agreement, or (c) file, authorize or permit to be on file, in any jurisdiction, any financing statement with respect to the Collateral in which the Bank is not named as the sole secured party.

SECTION 10. Bank Appointed Attorney-in-Fact. The Pledgor hereby appoints the Bank the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Bank’s discretion to take any action and to execute any instrument which the Bank may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

SECTION 11. Bank May Perform. If the Pledgor fails to perform any agreement contained herein, the Bank may itself perform, or cause performance of, such agreement, and the expenses of the Bank incurred in connection therewith shall be payable by the Pledgor under Section 14.

SECTION 12. The Bank’s Duties. The powers conferred on the Bank hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Bank shall have no duty as to any Collateral, including as to (a) the investment or reinvestment of the Collateral (except as provided in Section 5), (b) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Bank has or is deemed to have knowledge of such matters, or (c) the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property.

SECTION 13. Remedies upon Default. If any Event of Default shall have occurred and be continuing, then the Bank may take one or both of the following actions:

(a) The Bank may, without notice to the Pledgor except as required by law and at any time or from time to time, charge, setoff and otherwise apply all or any part of the Account against the Obligations or any part thereof.

(b) The Bank may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral).

SECTION 14. Expenses. The Pledgor will upon demand pay to the Bank the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Bank may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise, enforcement or preservation of any of the rights of the Bank hereunder or (d) the occurrence of any Event of Default or the failure by the Pledgor to perform or observe any of the provisions hereof.

SECTION 15. Security Interest Absolute. All rights of the Bank and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit, any Application or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or consent to departure from any Letter of Credit or any Application, including without limitation, any increase in the Obligations resulting from the extension of additional credit to the Pledgor or any of its subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Pledgor or its subsidiaries;

(v) any change, restructuring or termination of the corporate structure of the Pledgor or any of its subsidiaries; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor.

SECTION 16. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including faxes) and mailed, telecopied or delivered to it, if to the Pledgor, sent care of Pacific Drilling Services, Inc at 3050 Post Oak Blvd., Suite 1500, Houston, TX 77056, and if to the Bank, at its address at Citibank, N.A., 388 Greenwich Street, New York, New York 10013, Attention: Robert Malleck, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively.

SECTION 18. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations and all other amounts payable under this Agreement and the expiry of all Letters of Credit, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Bank and its respective successors, transferees and assigns. Upon the payment in full of the Obligations and all other amounts payable under this Agreement and the expiry of all Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Bank will, at the Pledgor’s expense, return to the Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

SECTION 19. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the law of the State of New York. Unless otherwise defined herein or in any Application, terms defined in Article 8 and Article 9 of the Code are used herein as therein defined. The parties agree that New York is the “bank’s jurisdiction” (as defined in Section 9-304 of the Code) and the “securities intermediary’s jurisdiction” (as defined in Section 8-110 of the Code) with respect to the Bank for all purposes under this Agreement and under the Code.

SECTION 20. Consent to Jurisdiction

The Pledgor hereby irrevocably and unconditionally (i) submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CT Corporation at 111 Eighth Avenue, New York, NY 10011, United States of America, or in any other manner permitted by applicable law, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement will affect the Bank’s right to serve legal process in any other manner permitted by law or affect the Bank’s right to bring any action or proceeding relating to this Agreement or the transactions contemplated hereby against the Pledgor or its property in the courts of any jurisdiction. To the extent that the Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Pledgor hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

SECTION 21. WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR AND THE BANK IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

PACIFIC DRILLING (GIBRALTAR) LTD

By:	/s/ Christian Beckett
Name:	Christian Beckett
Title:	Director

CITIBANK, N.A.

By:	/s/ Robert Malleck
Name:	Robert Malleck
Title:	Vice President

SCHEDULE A (as of June 27, 2011)

(of Pledge Agreement dated as of June 24, 2011 between Pacific Drilling Gibraltar Limited and

Citibank, N.A.)

[Letters of Credit]	[Beneficiaries]	[Face Amounts]	[Applications and Agreements for Standby Letters of Credit]
	CITIBANK NIGERIA LIMITED	$50,000,000.00